Exhibit 10.19

Certain information has been omitted from this exhibit in places marked “[***]” because it contains personally identifiable information omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into effective as of December 2, 2022 (the “Effective Date”) by and between Nuburu Inc., a Delaware corporation (the “Company”), and Brian Knaley, an individual residing at […] (the “Executive”).

WHEREAS, the Executive shall continue to serve as the Chief Financial Officer of the Company and the Company desires to secure the Executive’s services for the Company, and the Executive is willing to make such services available to the Company; and

WHEREAS, for purposes of securing the Executive’s services for the Company, the Company has directed the proper officers of the Company to enter into an employment agreement with the Executive on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, the Company and the Executive hereby agree as follows:

1.Employment; Employment Period.

(a)The Company hereby agrees to continue to employ the Executive as Chief Financial Officer, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.  Except as otherwise provided in this Agreement to the contrary, this Agreement shall be effective as of the Effective Date and will remain in effect through October 31, 2025 (the “Employment Period”).

(b)The Executive hereby represents and warrants to, and covenants with, the Company that the execution and delivery by him of this Agreement does not, and his performance of his obligations hereunder will not, constitute a breach of any agreement, written or oral, to which he is a party or by which he is bound, and will not subject the Company to any claims by Executive’s current or former employer(s), business partners or affiliates.

(c)Notwithstanding anything herein contained to the contrary, (i) the Executive’s employment with the Company may be terminated by the Company or the Executive during the Employment Period, subject to the terms and conditions of this Agreement and (ii) nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the Employment Period upon such terms and conditions as the Company and the Executive may mutually agree.

(d)For purposes of this Agreement, the term “Post-Employment Period” shall mean the period of time commencing on the date of any such termination of employment (the “Termination Date”) and ending twelve (12) months after the Termination Date.

2.Duties and Positions.

During the term of this Agreement while employed by the Company, the Executive shall devote his full business time and attention to the business and affairs of the Company and shall use his reasonable best efforts to advance the interests of the Company and its subsidiaries and perform such duties as are consistent with his position as Chief Financial Officer, and as may be assigned to him by the Board of Directors of the Company (the “Board of Directors”).

3.Base Salary, Incentive Compensation.

(a)In consideration of the services rendered by the Executive under this Agreement, the Company shall pay to the Executive during the period the Executive is employed by the Company a base salary at the rate of $325,000 per annum (the “Base Salary”).  The Base Salary shall be paid in accordance with the Company’s customary payroll practices, but not less frequently than in approximately equal monthly installments.  The Base Salary shall be reviewed on at least an annual basis, and may be upwardly adjusted as determined by the vote of the Board of Directors.

(b)The Executive will be eligible for incentive compensation in an amount up to 25% of the Base Salary, as may be determined by the Board of Directors or the Compensation Committee of the Board of Directors in its sole discretion (“Incentive Compensation”). The Executive must remain employed through the date that any Incentive Compensation is actually paid to the Executive in order to earn such Incentive Compensation.

(c)The Executive will be eligible to receive a $50,000 one-time bonus (the “de-SPAC Bonus”) upon the successful completion of the transactions contemplated by that certain Business Combination Agreement among Tailwind Acquisition Corp., Compass Merger Sub, Inc., and the Company, dated as of August 15, 2022 (a “de-SPAC Transaction”), subject to the Executive’s continued employment with the Company through the closing of such de-SPAC Transaction.  If earned, the de-SPAC Bonus will be paid to the Executive, less any applicable withholdings, within thirty (30) days following the closing of the de-SPAC Transaction.

4.Executive Benefit Plans and Programs; Working Facilities and Expenses.

(a)Vacation; Paid Sick Time.  The Executive shall be entitled to five (5) weeks of paid vacation time each year during the Employment Period and such other paid holiday days, if any, as provided in the Company’s policy for employees.  Any unused vacation days will be carried over until the end of first quarter of the next calendar year.  The Executive shall also be entitled to paid sick leave in accordance with the Company’s policies as such policies may exist from time to time.

(b)While employed by the Company, and subject to the Company’s right to amend, modify or terminate any plan or program, the Executive shall be entitled to participate in and receive benefits under all of the Company’s employee welfare benefit plans and programs, as the Company may maintain from time to time, in accordance with the terms and conditions of such plans and programs and in accordance with the Company’s customary practices, including but not limited to hospitalization, medical and major medical, life, accidental death and dismemberment, travel accident and short term and long term disability insurance plans, or any other employee benefit plan, program, policy, practice, arrangement or entitlement made generally available by the Company in the future to its employees subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs, policies, practices, arrangements or entitlements.

(c)During the term of this Agreement and while employed by the Company, the Executive’s principal place of employment shall be at the Company’s facilities in Colorado or such other location as the Executive and the Company may mutually agree upon.  During such period, the Company shall not be entitled to permanently transfer the Executive without the Executive’s prior written consent.  During such period, the Company shall also reimburse the Executive for his reasonable ordinary and necessary business expenses, including travel and reasonable entertainment expenses incurred in connection with the performance of his duties under this Agreement, upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require and in accordance with the terms of the Company’s expense reimbursement policy as may be in effect from time to time.

5.Termination of Employment with Company Liability.

(a)In the event that the Executive’s employment with the Company shall terminate during the Employment Period (a “Separation from Service) on account of:

(i)the Executive’s voluntary resignation from employment with the Company, after one or more of the following occurs (whether through a single action or series of actions) without the Executive’s written consent: (A) a material reduction in the Executive’s then-current Base Salary; or (B) a material breach by the Company of this Agreement by the Company; or (C) the Company’s requiring the Executive to move his residence or be based at any office or location other than as provided in Section 4 or as otherwise mutually agreed upon by the Executive and the Company, which is not remedied by the Company within thirty (30) days after the Company’s receipt of written notice thereof from the Executive; or (D) a material adverse change in the Executive’s working conditions, functions, duties, reporting relationship, or responsibilities; provided, however, in each case of the foregoing clauses (A) through (D), an event or action will not give the Executive grounds to terminate the Executive’s employment with the Company for Good Reason unless (1) the Executive gives the Company written notice within thirty (30) days after the initial existence of such event or action, (2) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than thirty (30) days of receiving such written notice from the Executive (the “Cure Period”), and (3) the Executive terminates the Executive’s employment within thirty (30) days following the end of the Cure Period; or

(ii)the discharge of the Executive by the Company for any reason other than for Cause as provided in Section 6(a) and not due to the Executive’s death as provided in Section 5(b) or Disability as provided in Section 5(c) (the occurrence of either 5(a)(i) or (ii) a “Compensated Termination”);

then, subject to Section 7, the Company shall pay or provide, as applicable, to the Executive:

(iii)his earned but unpaid salary, earned but unpaid Incentive Compensation, and accrued but unused vacation time, if applicable, as of the date of the termination of his employment with the Company;

(iv)the benefits, if any, to which he is entitled as a former employee under the Company’s employee benefit plans and programs and compensation plans and programs in accordance with the Company’s regular payroll practices;

(v)reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy;

(vi)severance pay at the rate of the Base Salary then in effect, payable monthly, for the Post-Employment Period.

The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written, and that such liquidated damages constitute reasonable damages under the circumstances.

(b)In the event that the Executive’s employment with the Company shall terminate during the Employment Period on account of the death of the Executive while employed by the Company, the Company shall pay to the Executive’s surviving spouse or such other beneficiary as the Executive may designate in writing, or if there is neither, to his estate, in addition to any other benefits to which he (or the legal representative of his estate, as applicable) is then entitled under the Company’s applicable benefit plans and programs, in a lump sum within thirty (30) days following the date of the Executive’s death, his earned but unpaid salary as of the date of Executive’s death, and an amount equal to the sum of six (6) months of the Executive’s Base Salary at the rate in effect on the date of Executive’s death.

(c)In the event that the Company terminates Executive’s employment with the Company during the Employment Period due to the Executive’s Disability, the Company shall pay to the Executive, in addition to any other benefits to which he is then entitled under the Company’s applicable benefit plans and programs, (i) in a lump sum within thirty (30) days of the date of such termination due to Disability, his earned but unpaid salary as of the date of the termination of his employment with the Company, and (ii) subject to Section 7(b), severance pay with an aggregate value equal to the sum of six (6) months of the Executive’s Base Salary at the rate in effect on the date of such termination for Disability, payable in equal monthly installments through the Post-Employment Period.

For purposes of this Agreement, “Disability” means the Executive’s total and permanent disability within the meaning of the Company’s long-term disability plan for employees, if any, or if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of the Executive in accordance with the Executive’s obligations under Section 2 hereof for a period of one hundred and twenty (120) consecutive days or for non-consecutive days aggregating one hundred eighty (180) days during any three hundred sixty-five (365) day period.  If there is a dispute with respect to whether the Executive has incurred a Disability, the parties shall submit the issue of his Disability to a panel composed of three (3) physicians whose decision on the issue shall be binding upon the parties.  The Executive and the Company shall each appoint one (1) member of the panel and the two (2) members so elected shall appoint the third (3rd) member of the panel.  The Executive shall make himself available for examination by said physicians at such time and place as the Company shall reasonably direct.  The expenses of such examination shall be borne by the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

6.Termination without Additional Company Liability.

In the event that the Executive’s employment with the Company shall terminate during the Employment Period (a separation from service) on account of:

(a)the discharge of the Executive for “Cause”, which, for purposes of this Agreement, shall mean a discharge because: (i) the Executive has intentionally and willfully failed to perform his assigned duties under this Agreement (including failure due to drug or alcohol use but otherwise excluding failure resulting from incapacity due to physical or mental illness) in any material respect and the Executive has not cured such failure within thirty (30) days following written notice thereof from the Company; (ii) the Executive has intentionally and willfully engaged in illegal conduct in connection with his performance of services for the Company; (iii) the Executive has been convicted of, or pleaded guilty or nolo contendere (or similar plea) to, a felony or a crime of moral turpitude; (iv) the Executive has intentionally and willfully violated, in any material respect, any law, rule, regulation, written agreement or final cease-and-desist order with respect to his performance of services for the Company; (v) the Executive has filed a petition in bankruptcy or been adjudicated bankrupt by a court of competent jurisdiction, which has materially and adversely affected the Company; or (vi) the Executive has intentionally and willfully breached in any material respect the material terms of this Agreement and the Executive does not cure such failure within thirty (30) days following written notice thereof from the Company;

(b)the Executive’s voluntary resignation from employment with the Company for reasons other than those specified in Section 5(a)(i);

(c)the expiration of this Agreement in accordance with its terms;

then the Company shall have no further obligations under this Agreement, other than the payment to the Executive of his earned but unpaid salary, accrued but unused vacation, and earned but unpaid bonus compensation, if applicable, as of the date of the termination of his employment with the Company and the provision of such other benefits, if any, to which he is entitled as a former employee under the Company’s employee benefit plans and programs and compensation plans and programs.

For purposes of Section 6(a) above, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

7.Conditions to Receipt of Severance

(a)Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Section 5(a)(vi) will be subject to the Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the date of termination of the Executive’s employment with the Company (such deadline, the “Release Deadline Date”).  If the Release does not become effective and irrevocable by the Release Deadline Date, the Executive will forfeit any rights to severance or benefits under Section 5(a)(vi) of this Agreement.  In no event will severance payments or benefits under Section 5(a)(vi) be paid or provided until the Release becomes effective and irrevocable.  Except as required by Section 7(b), any installment payments that would have been made to the Executive during the sixty (60) day period immediately following the termination of Executive’s employment with the Company but for the preceding sentence will be paid to the Executive on the sixtieth (60th) day following the termination of the Executive’s employment with the Company and the remaining payments will be made as provided in the Agreement.

(b)Section 409A.

(i)The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms in this Agreement will be interpreted in accordance with this intent.  No payments or benefits to be provided to the Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A.  To the extent required to be exempt from or comply with Section 409A, references to the termination of the Executive’s employment or similar phrases used in this Agreement will mean the Executive’s “separation from service” within the meaning of Section 409A.

(ii)Any payments or benefits paid or provided under this Agreement that satisfy the requirements of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(4), or that qualify as payments made as a result of an involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii) that is within the limit set forth thereunder, will not constitute Deferred Payments for purposes of this Section 7.

(iii)Notwithstanding any provisions to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s separation from service (other than due to the Executive’s death), then the Deferred Payments that are payable within the first six (6) months following the Executive’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of Internal Revenue Code of 1986, as amended (the “Code”), become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the date six (6) months following the Executive’s separation from service, then any payments delayed in accordance with this subsection (iii) will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to such payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.  In no event will the Executive have any discretion to choose the Executive’s taxable year in which any payments or benefits are provided under this Agreement.  In no event will the Company or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless the Executive for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

(v)To the extent necessary to comply with Section 409A, reimbursements of expenses will be subject to this subsection (v).  No right to the reimbursement of expenses pursuant to this Agreement will be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement pursuant to this Agreement during the Executive’s taxable year will not affect the expenses eligible for reimbursement in any other taxable year of the Executive.  Any reimbursement of expenses pursuant to this Agreement will be limited to the duration of the Executive’s lifetime or such shorter period as set forth in this Agreement.  Any reimbursements will be paid no later than last day of the taxable year of the Executive immediately following the taxable year in which the expense is incurred by the Executive.

(vi)The Company (and any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or non-U.S. taxes or other required withholdings and payroll deductions (“Withholdings”).  Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and any parent, subsidiary or other affiliate of the Company, as applicable) is permitted to deduct or withhold, or require the Executive to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits.  Neither the Company nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability or obligation to pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.

(vii)For purposes of this Agreement, “Section 409A” means Section 409A of the Code and any final regulations and formal guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

8.Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Company, its successors and assigns, including any successor by merger or consolidation or conversion to stock form or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.  Any such successor of the Company shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Company, and the Executive’s obligations hereunder shall continue in favor of such successor.

9.Notices.

Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered if delivered personally or sent by overnight courier, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Company —

Mark Zediker
7442 S. Tucson Way
Centennial, CO 80104

If to Executive —

Brian Knaley

[…]

10.Dispute Resolution.

Any dispute, claim or controversy arising out of or relating to the rights or obligations of the parties under this Agreement, or the interpretation or breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA. Any party may commence arbitration hereunder by delivering notice to the other party or parties to the dispute, claim or controversy.  The arbitration shall be conducted by one (1) arbitrator designated by the AAA under its rules.  The arbitrator will be bound by the substantive law of the State of Colorado, but will not be bound by the laws of evidence and procedure customary in courts of law.  The arbitrator shall be required to submit a written statement of his findings and conclusions within thirty (30) days after the presentation of all evidence to him by the parties to the arbitration proceeding.  The award of the arbitrator shall be final, binding and conclusive on the parties; provided that, where a remedy for breach is prescribed hereunder or limitations on remedies are prescribed, the arbitrator shall be bound by such restrictions.  Judgment upon the award may be entered in any United States court having jurisdiction thereof.  The arbitration proceedings shall be conducted in Denver, Colorado.  The parties shall equally split the expenses of the arbitrator.

The arbitrator shall determine in his award which party is the non-prevailing party in such arbitration (which determination shall be final and binding on the parties), and the non-prevailing party shall pay the reasonable legal and expert witness fees and costs, including the fees and costs of the arbitration, of the prevailing party.

11.Covenant Not to Compete; Non-Solicitation, Confidentiality, Non-Disparagement, Intellectual Property.

(a)The Executive hereby covenants and agrees that, during the Employment Period, and following the termination of his employment with the Company, then for the applicable period set forth on Exhibit A hereto following the date of his termination of employment with the Company, the Executive shall not, other than through the Company, either acting alone or through another entity, directly or indirectly, engage in Competitive Activities (as defined below); provided, however, that the Executive may own, directly or indirectly, solely as a passive investment, securities of any such entity if the Executive does not, directly or indirectly, own 1% or more of the equity or of any voting class of securities of such entity.  For purposes of this Agreement, “Competitive Activities” shall mean being employed by, owning, managing, consulting for or otherwise providing services, directly or indirectly, to any person (i) developing or manufacturing or marketing or distributing lasers or laser components or (ii) involved in the business of the Company as then being conducted. Executive acknowledges that the covenant not to compete set forth in this paragraph is for the protection of trade secrets and is no broader than is reasonably necessary to protect the Company's legitimate interest in protecting trade secrets.

(b)Executive acknowledges that the covenant set forth in this paragraph (b) is for the protection of trade secrets and is no broader than is reasonably necessary to protect the Company's legitimate interest in protecting trade secrets. The Executive hereby covenants and agrees that, during his employment by the Company, and following the termination of his employment with the Company for the applicable period set forth on Exhibit A hereto, he shall not, without the prior written consent of the Company, either directly or indirectly:

(i)solicit, recruit or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or any of its subsidiaries, who was such an officer or employee at the time of the Executive’s termination of employment, to terminate his employment with the Company or any of its subsidiaries;

(ii)provide any information, advice or recommendation with respect to any such officer or employee of any person or entity that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or any its subsidiaries, who was such an officer or employee at the time of the Executive’s termination of employment, to terminate his employment with the Company or any of its subsidiaries; or

(iii)solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer or prospective customer of the Company or any of its subsidiaries to terminate an existing business or commercial relationship, or fail to consummate a business or commercial relationship, as the case may be, with the Company or any of its subsidiaries.

(c)The Executive acknowledges that in his employment with the Company the Executive will occupy a position of trust and confidence.  The Executive shall not, except as may be required to perform the Executive’s duties for the Company or as required by applicable law, without limitation in time or until such information shall have become generally available to the public other than by the Executives unauthorized disclosure, disclose to others or use (for the benefit of Executive or any other person), whether directly or indirectly, any Confidential Information regarding the Company.  “Confidential Information” shall mean information about the Company or any of its subsidiaries, that was learned by the Executive (from whatever source) in the course of the Executive’s employment with the Company, including (without limitation) any proprietary knowledge; trade secrets; data; client and customer lists; the identities of business partners; employee data; financial, marketing, sales, forecast, budget, and non-public business information; business methods or plans; marketing and sales strategies; product or service development strategies; and all documents, papers, resumes, and records (in whatever medium) containing, incorporating or reflecting such Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any such information which Executive can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company to Executive; (ii) becomes publicly known or made generally available after disclosure by the Company to Executive through no wrongful action or omission by Executive; or (iii) is in Executive’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. In addition, this Agreement does not prohibit disclosure of information that arises from Executive's general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that Executive otherwise has a right to disclose as legally protected conduct. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that the Company derives substantial benefit from maintaining such information in confidence.

(d)Other than in the performance of Executive’s duties for Company, Executive will not remove from Company’s premises, including at the time of Executive’s separation from the Company’s employ, any Company Property or Confidential Information in any form, whether an original, copy or reproduction.  “Company Property” includes, but is not limited to, all tangible property; any written, printed or otherwise recorded information, including documents, records, reports and notes; data in any form, including (but not limited to) magnetic, optical or other electronic versions thereof or other written, computer-readable or magnetically or electronically stored information; computer equipment; computer disks and files; I.D. cards, access cards and keys; and other materials made or compiled by, or made available to Executive during his employment by the Company, and any copies thereof, whether or not they contain Confidential Information.  Company Property is and at all times shall be the sole and exclusive property of the Company.  Upon termination of Executive’s employment, or at any time when requested by the Company, Executive will leave with or return to the Company all Company Property then in Executive’s possession.

(e)The Executive acknowledges and agrees that the restrictions contained in Sections 11(c) and (d) hereof are necessary to protect the business interests of the Company.  The Executive agrees that each of the restrictions contained in Sections 11(c) and (d) shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Executive and the Company except as to compensation.  The Executive agrees that the existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Agreement, except as to compensation.

(f)The Executive acknowledges and agrees that in the event of a breach of this Agreement by Executive, the Company will suffer irreparable injury that cannot be adequately compensated by monetary damages alone.  Therefore, the Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief against Executive by injunction or otherwise from any court of competent jurisdiction.

(g)During the Employment Period and thereafter, Executive shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities or any products or services offered by any of these, except to the extent specifically required by law, and then only after consultation with the Company.

(h)During the Employment Period and thereafter, the Company shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging the Executive, except to the extent specifically required by law, and then only after consultation with the Executive.

(i)Executive agrees that he will disclose promptly and fully to the Company all works of authorship, inventions, discoveries, concepts, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that Executive develops, makes, works on or conceives, individually or jointly with others during the Employment Period, whether or not in the course of Executive’s work for the Company or with the use of the Company’s time, materials or facilities and which is, or by reasonable extension could be, in any way related or pertaining to or connected with the present or presently anticipated business, development, work or research of the Company or which results from or are suggested by any work Executive may do for the Company, and whether produced during normal business hours or on personal time (collectively the “Work Product”).  Work Product shall further include any of the foregoing conceived, made, reduced to practice, developed or perfected by Executive within six (6) months after termination of the Employment Period. Work Product shall not include any Prior Inventions (as defined below).  Executive shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer records and any other documents, which shall be considered Company Property.

(j)For the purposes of this Agreement, “Prior Inventions” all mean any and all inventions, discoveries, concepts, original works of authorship, developments, improvements, enhancements, trade secrets and other proprietary information or intellectual property rights owned by the Executive or in which the Executive has an interest in prior to the Employment Period (“Prior Inventions”), including those listed in Exhibit B attached hereto, and any applications claiming the benefit thereof or otherwise including subject matter thereof.

(k)To the fullest extent permitted by law, the Executive agrees that all right, title and interest, including all Intellectual Property Rights (as defined below), in and to the Work Product are hereby irrevocably assigned to the Company and shall become the exclusive property of the Company without any further act required of the Executive.  To the extent permitted, Work Product constituting a work of authorship under the Copyright Act shall be deemed a “work made for hire” of the Company at the time of creation.  The parties intend that any and all copyright and other Intellectual Property Rights in the Work Product, including without limitation any and all rights to distribute and reproduce such Work Product in any and all media throughout the world, are the sole property of the Company.  Consistent with the recognition of the Company’s absolute ownership of all Work Product, the Executive agrees that he shall not (i) use any Work Product for the benefit of any person other than the Company or (ii) grant any other person or entity any rights in the Work Product.

(l)The Company and its nominees solely shall have the right to use and apply for common law and statutory protections of the Work Product, including all patents, copyrights, mask work rights, and other intellectual property rights, in any and all countries and jurisdictions.  Executive agrees to assist the Company, or its designee, at the Company’s expense, to secure the Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries and jurisdictions, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for, obtain, perfect and assign such rights in the name of the Company.  Executive further agrees that Executive’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of the Employment Period and of this Agreement.  If, following 10 days written notice from the Company, the Executive fails, refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, Executive hereby appoints any of the Company’s officers as Executive’s attorney-in-fact to execute such documents on his behalf.  This power of attorney is coupled with an interest and is irrevocable without the Company’s prior written consent.

(m)For purposes of this Agreement, the term “Intellectual Property Rights” shall mean, on a world-wide basis, any and all now known or hereafter known tangible and intangible (i) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask works, (ii) trademark and trade name rights and similar rights, including all goodwill associated therewith (iii) trade secret rights and database rights, (iv) patent rights, all rights associated with designs, algorithms, computer programs, methods of doing business, ideas, concepts, techniques, inventions (whether patentable or not), processes and other industrial property rights, (v) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force, both domestic and foreign (including any rights in any of the foregoing).

(n)The Executive represents and warrants to the Company that (i) there are no agreements, understandings or claims that would adversely affect Executive’s ability to assign all right, title and interest in and to the Work Product to the Company; (ii) the Executive has the legal right to grant the Company the assignment of his interest in the Work Product as set forth in this Agreement; and (iii) Executive has not brought and will not bring to his employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information, or computer software, except for such of the foregoing that the Executive and the Company have a right to use for the purposes for which it will be used.

(o)Executive understands that nothing in this Agreement limits or prohibits Executive from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board, including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. In addition, nothing in this Agreement limits employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. Notwithstanding, in making any such disclosures or communications, Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

12.Permitted Communications.

Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.  Nothing herein prohibits or restricts the Executive (or the Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority or administrative agency, or responding to any duly authorized subpoena.

13.Miscellaneous.

As a condition of employment hereunder, Executive shall cooperate with the Company’s human resource protocols applicable to officers and directors and employee generally.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any relevant jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other relevant jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction to the minimum extent necessary to remove any portion of any such invalid, illegal or unenforceable provisions necessary to make the balance of such provision valid, legal and enforceable.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.  The Company shall have no right to offset any amounts or benefits owed to the Executive hereunder with respect to any amounts then alleged to be due from the Executive to the Company.  All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law, regulation or benefit plan or program.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without reference to conflicts of law principles.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  For all purposes of this Agreement, any reference to subsidiaries of the Company shall be deemed to refer to any entity of which the Company is a direct or indirect owner of 50% or more of (x) the combined voting power of shares of all classes of stock if such entity is a corporation, (y) the combined voting power, the capital interest or the profits interest if such entity is a partnership or limited liability Company or (z) the beneficial interest if such entity is a trust or unincorporated enterprise.  Any reference to a section number, or to herein, hereof or hereunder, shall, except to the extent specified otherwise, be deemed to refer to a section of this Agreement.  This Agreement, together with any of the Executive’s award agreements (to the extent not modified hereby) and the Company’s equity plans in each case governing the terms of the Executive’s outstanding equity awards covering shares of the Company’s common stock (the “Award Documents”), contains the entire agreement of the parties relating to the subject matter hereof and thereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof and thereof, including, but not limited to, the offer letter between the Company and Executive effective January 21, 2022.  No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.  From and after the date hereof, this Agreement shall supersede any agreement between the parties with respect to the subject matter hereof (with the exception of any Award Documents), and the Executive shall not be entitled to any payments under any such agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, effective as of the day and year first above written.

COMPANY:

Nuburu Inc.

/s/ Mark Zediker
By: Mark Zediker
Title: CEO

EXECUTIVE:

/s/ Brian Knaley
Brian Knaley

EXHIBIT A

TERMINATION OF EMPLOYMENT/IMPACT ON

SECTION 11 RESTRICTIVE COVENANTS

Employment Termination Event	Covenant not to Compete (Section 11(a)); Nonsolicitation (Section 11(b)) – Applicable Periods
Expiration of the Agreement	Noncompetition period – none Nonsolicitation period – 24 months
Involuntary termination by Company with “Cause”	Noncompetition period –Post-Employment Period Nonsolicitation period – 24 months
Voluntary termination by Executive without “Good Reason”	Noncompetition period –Post-Employment Period Nonsolicitation period – 24 months
Voluntary termination by Executive with “Good Reason”	Noncompetition period –Post-Employment Period (provided Company is not in breach of its post termination obligations hereunder) Nonsolicitation period – 24 months
Involuntary termination by Company without “Cause”	Noncompetition period – Post-Employment Period (provided Company is not in breach of its post termination obligations hereunder) Nonsolicitation period – 24 months